News Release

Investor Relations Contact:
Jennifer Jarman
The Blueshirt Group, for Insweb
415-217-5866
jennifer@blueshirtgroup.com

InsWeb Closes Acquisition of Potrero Media Corporation

SACRAMENTO, Calif., October 4, 2010 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance comparison provider, today announced the completion of its acquisition of Potrero Media Corporation, a performance-based marketing agency specializing in search marketing and lead generation, primarily in the health insurance industry.  InsWeb announced the signing of its definitive agreement to acquire Potrero Media on September 1, 2010.

With the transaction completed, Potrero will be operated as a wholly-owned subsidiary of InsWeb.  InsWeb’s history as a leading online lead generation source for auto insurance carriers and agents, combined with Potrero Media’s innovation in online performance marketing and extensive expertise in the health insurance market, will strengthen InsWeb’s offering across multiple insurance verticals.  The acquisition is expected to be immediately accretive to financial results.

About InsWeb
InsWeb Corporation (NASDAQ: INSW) owns and operates a network of leading insurance marketplace and education websites. Founded in 1995 and headquartered in Sacramento, California, InsWeb's primary properties include InsWeb.com, InsuranceRates.com, LocalInsuranceAgents.com, and AgentInsider.com. In 2009, more than 10 million consumers turned to InsWeb for answers to their insurance questions.

This press release contains forward-looking statements reflecting management's current forecast of certain aspects of InsWeb's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of InsWeb and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition; strategic initiatives aimed at accelerating growth and profitability, including strategic acquisitions; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. InsWeb's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with InsWeb's business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on InsWeb's website or through InsWeb's licensed subsidiaries; changes in InsWeb's relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; the effects of competition on InsWeb's consumer acquisition strategies; InsWeb's ability to attract and integrate new insurance providers and strategic partners; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which InsWeb is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the InsWeb's filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.